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                                                                     Exhibit 2.2
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                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            GOLDEN SKY SYSTEMS, INC.
                                       AND
                              VOLCANO VISION, INC.
                                   DATED AS OF
                                  JULY 10, 1998



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                                Table of Contents

                                                                          Page


I.     Sale and Transfer of Assets....................................
       A.   Subject Assets............................................
       B.   Purchase Price............................................

II.    Closing Procedures and Exchange of Considerations..............
       A.   Closing ..................................................
       B.   Buyer's consideration.....................................
               1.    Buyer Deposit....................................
               2.    Base Purchase Price..............................
               3.    Adjustments to Base Purchase Price...............
               4     Determination of Adjustments.....................
               5.    Allocation of Consideration......................
               6     Assumed Liabilities..............................
       C.   Seller's Consideration....................................
               1.    Conveyance of Title; Liens and Encumbrances......
               2.    Excluded Assets..................................

III.   Representations and Warranties of Seller.......................
       A.   Organization..............................................
       B.   Qualification.............................................
       C.   Authority and Validity....................................
       D.   No Breach or Violation....................................
       E.   Assets....................................................
       F.   Compliance with Laws......................................
       G.   Patents, Trademarks and Copyrights........................
       H.   Financial Data............................................
       1.   Legal Proceedings.........................................
       J.   Tax Liens and Obligations.................................
       K.   Employment Matters........................................
       L.   Subscribers...............................................
       M.   System Data...............................................
       N.   Finders and Brokers.......................................
       O.   Disclosure................................................
       P.   Seller Contracts..........................................

IV.    Representations and Warranties of Buyer........................
       A.   Organization and Qualification ...........................
       B.   Authority and Validity....................................



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                                Table of Contents

                                                                          Page

       C.   No Breach or Violation....................................
       D.   Disclosure................................................
       E.   Finders and Brokers.......................................

V.     Additional Covenants...........................................
       A.   Access to Premises and Records............................
       B.   Continuity and Maintenance of Operations; Current
               Financial Information..................................
       C.   Required Consents.........................................
       D.   No Shopping...............................................
       E.   Notification of Certain Matters...........................
       F.   Risk of Loss..............................................
       G.   Transfer Taxes............................................
       H.   Non-Competition Agreements................................
       1.   Updated Schedules.........................................
       J.   Use of Seller's Name......................................
       K.   Satisfaction of Conditions................................
       L.   Confidentiality...........................................
       M.   Transition................................................

VI.    Conditions to Closing..........................................
       A.   Conditions to the Obligations of Buyer and Seller.........
       B.   Conditions to the Obligations of Buyer....................
       C.   Conditions to Obligations of Seller.......................
       D.   Waiver of Conditions......................................

VII.   Termination....................................................
       A.   Events of Termination.....................................
       B.   Liabilities in Event of Termination.......................
       C.   Procedure Upon Termination................................

VIII.  Survival of Representations and Warranties; Indemnification....
       A.   Survival of Representations and Warranties................
       B.   Indemnification by Seller.................................
       C.   Indemnification by Buyer..................................
       D.   Third Party Claims........................................




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                                Table of Contents

                                                                          Page

IX.    Miscellaneous..................................................
       A.   Parties Obligated and Benefited...........................
       B.   Notices   ................................................
       C.   Legal Remedies and Attorneys' Fees........................
       D.   Right to Specific Performance.............................
       E.   Waiver....................................................
       F.   Captions..................................................
       G.   Choice of Law.............................................
       H.   Rights Cumulative.........................................
       I.   Further Actions...........................................
       J.   Time......................................................
       K.   Counterparts..............................................
       L.   Entire Agreement..........................................
       M.   Severability..............................................
       N.   Construction..............................................
       0.   Late Payments.............................................
       P.   Expenses..................................................

       List of Schedules..............................................
                Schedule  II.B.5 Allocation of Consideration..........
                Schedule  II.C. I Schedule of Assets..................
                Schedule  III.H  Financial Data.......................
                Schedule  III.K  Employee Listing.....................
                Schedule  III.M Schedule of Rates and Product
                   Description........................................
                Schedule  III.P Seller Contracts......................
                Schedule  V.C Required Consents.......................

       Exhibit List...................................................
                Exhibit A  Earnest Money Escrow Agreement.............
                Exhibit B  Indemnity Escrow Agreement.................
                Exhibit C  Bill of Sale...............................
                Exhibit D  Assignment and Assumption of Contracts
                           Agreement..................................
                Exhibit E  Assignment and Assumption of Equipment
                           Financing Agreements and Customer
                           Equipment Lease Agreements.................
                Exhibit F  Seller Non-Competition Agreement...........
                Exhibit G  Opinion Letter of Seller's Counsel.........



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                            ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement ("Agreement") is made and entered into as of this 10th day of July, 1998, by and between Golden Sky Systems, Inc., a Delaware corporation, its successors or assigns (collectively, "Buyer"), and Volcano Vision, Inc., a California corporation ("Seller"), hereinafter.

                                    Recitals

          Seller is engaged in the business of providing DIRECTV(R) programming services to subscribers within the counties of Alpine, Amador, Calaveras, El Dorado, and Tuolumne in the State of California and the counties of Carson City, Douglas, Lyon and Storey in the State of Nevada (the "Service Area"). Seller conducts such business in accordance with the terms of its NRTC/Member Agreement for Marketing and Distribution of DBS Services (the "Member Agreement" in the National Rural Telephone Cooperative ["NRTC"]). Buyer desires to purchase and Seller desires to sell all of Seller's assets used or held for use in Seller's DIRECTV(R) business as conducted within the Service Area.

                                    Agreement

          In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties intending to be legally bound, agree as follows:

I.       Sale and Transfer of Assets.

          A. Subject Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, title, and interest in and to the assets which comprise Seller's Direct Broadcast Satellite ("DBS") Business (the "Business"). Such assets (the "Assets") are described with particularity in Schedule II.C.1 to this Agreement.

          B. Purchase Price. As consideration for purchase of the Assets, Buyer will pay to Seller the sum of Thirty Million Dollars ($30,000,000), at the times and in the manner hereinafter provided in this Agreement, and subject to adjustments as also hereinafter provided.

II.      Closing Procedures and Exchange of Considerations.

          A. Closing. The Closing of this transaction shall occur on a date (the "Closing Date") to be designated mutually by Buyer and Seller which will coincide with the ending date of the NRTC billing cycle first occurring more than 10 days following receipt of all the Required Consents hereinafter defined in this Agreement, but in no event later than February 27, 1999, unless mutually extended by the parties. The Closing will be held at the offices of Polsinelli,





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White, Vardeman & Shalton, P.C., 700 West 47th Street, Suite 1000, Kansas City,
Missouri, or at such other place as Buyer and Seller may agree.

          B. Buyer's Consideration.

               1. Buyer Deposit. Prior to or within 10 business days after execution of this Agreement and subject to the terms of the "Earnest Money Escrow Agreement," attached hereto as Exhibit A, Buyer will deliver to Commerce Bank, N.A. (the "Escrow Agent") the sum of Nine Hundred Thousand Dollars ($900,000) which, together with all interest earned thereon, shall be referred to herein as the "Buyer Deposit". The Buyer Deposit shall be held by the Escrow Agent pursuant to the Earnest Money Escrow Agreement. Following the Closing, the Buyer Deposit shall be returned to the Buyer. In the event the transaction does not close for reasons not related to fault of the Buyer, the Buyer Deposit shall be returned to the Buyer.

               2. Base Purchase Price. Buyer will pay to Seller the total consideration of Thirty Million Dollars ($30,000,000) (the "Base Purchase Price"), to be paid at the Closing as set forth below, subject to adjustment as hereinafter provided, and Buyer will assume certain obligations of Seller as further provided hereinafter. At the Closing, Twenty-Nine Million One Hundred Thousand Dollars ($29,100,000) of such amount (as adjusted pursuant to the terms contained herein) will be paid to Seller (or to such payees as Seller may designate) by one or more wire transfers of immediately available funds, in such amounts and to such Seller or payee accounts as shall be designated by Seller. Buyer shall further deposit Nine Hundred Thousand Dollars ($900,000) into a new escrow account with the Escrow Agent in accordance with the "Indemnity Escrow Agreement" attached hereto as Exhibit B, to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent.

               3. Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted on a pro rata basis as of the Closing Date for all prepaid expenses (to the extent that such prepaid expenses accrue to Buyer's benefit), prepaid revenues, accounts receivable of active subscribers that are 60 days or less past due and tax prorations, to reflect the principle that all expenses and income attributable to the Business for the period through the Closing Date are for the account of Seller and all expenses and income attributable to the Business for the period after the Closing Date are for the account of Buyer, all in accordance with generally accepted accounting principles. Seller agrees to offer advertising promotions and discounts to customers only if they are economically feasible and commercially reasonable given the nature of the Business (unless approved in writing by Buyer). For purposes of calculating adjustments, the parties agree to utilize the most current accounts receivable reporting information available from the NRTC at the effective date of Closing. Buyer






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               will assume responsibility for honoring all advance payments and customer deposits as of the Closing Date. Buyer will receive, credit therefor against the Base Purchase Price.

               4. Determination of Adjustments. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

                    a. At least five (5) business days prior to the Closing Date, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report") showing in detail the preliminary determination of the above-enumerated adjustments to the Base Purchase Price, calculated as of the Closing Date. The Preliminary Adjustments Report will include a schedule setting forth advance payments and deposits made to or by Seller, as well as accounts receivable information relating to the Business (showing sums due and their respective aging as of the Closing Date). Seller also will furnish to Buyer its billing report for the most current NRTC billing cycle preceding the Closing Date. The adjustments shown in the Preliminary Adjustments Report will be reconciled either forward or backward, as the case may be, from the most recent NRTC billing cycle.

                    b. Within 60 days after the Closing, Seller will deliver to Buyer a report (the "Final Adjustments Report"), certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Upon not less than 48 hours' notice, Buyer will give Seller and its representatives full access at reasonable times to all the premises and books and records of the Business and to all the Assets which are under the control of Buyer and which are necessary for Seller to prepare the Final Adjustments Report or as necessary to comply with any law, regulation, other governmental requirement or any other reasonable business purpose. Buyer agrees it, its officers and employees will cooperate with and assist Seller in its reasonable requests for information.

                    c. Within 30 days after receipt of the Final Adjustment Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objections, the parties will agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Any undisputed amount will be paid by Buyer to Seller, or paid by Seller to Buyer, whichever the case may be, within 120 days after the Closing Date or within three (3) business days after agreement on the undisputed portion of the Final Adjustments Report, if






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                    later. Any disputed amounts will be determined in accordance with this Agreement within 180 days after the Closing Date by the accounting firm of Price Waterhouse, Kansas City, Missouri, (or any other accounting firm acceptable to both Buyer and Seller), whose determination (the "Final Determination") will be conclusive. Seller and Buyer will bear the fees and expenses payable to such firm in connection with such determination in reverse proportion to the manner in which the disputed amounts are allocated by the accountants. The payment required by the Final Determination will be made by the responsible party to the other party within three (3) business days after the date on which the Final Determination is issued.

               5. Allocation of Consideration . The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in Schedule II.B.5 hereto. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocations and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocations, including, without limitation, IRS Form 8594. The parties agree that Schedule II.B.5 shall be negotiated and finalized on or prior to the Closing Date, unless otherwise mutually agreed.

               6. Assumed Liabilities. Seller will assign, and Buyer will assume and perform only the Assumed Liabilities, which are defined as:
               (a) Seller's Obligations to subscribers for refundable subscriber deposits and subscriber advance payments credited as adjustments to the Base Purchase Price and (b) Seller's obligations accruing and relating to periods after the Closing Date under the Seller Contracts set forth in Schedule III.P hereto. Buyer will not assume, or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. Buyer does not, pursuant to this Agreement or otherwise, agree to perform, pay, discharge or indemnify Seller against, or otherwise have any responsibility for, any liabilities or obligations of Seller, fixed, contingent or otherwise, relating to or arising out of the Seller's operation of the Business, except as expressly set forth in this paragraph as an Assumed Liability. It is expressly understood that the parties intend that the Buyer shall not be considered a successor to Seller by reason of any theory of law or equity or otherwise.

          C. Seller's Consideration.

               1. Conveyance of Title; Liens and Encumbrances. At the Closing, Seller shall deliver to Buyer a Bill of Sale in the form set forth in Exhibit C to this Agreement, together with such other documents and instruments of conveyance as are necessary or convenient to effectuate the transfer and conveyance of good and marketable title to all of the Assets to Buyer. The Assets are






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               described with particularity in Schedule II.C.1 to this
               Agreement. Seller warrants that the assets set forth on such schedule comprise all of the assets that Seller uses to conduct its DBS business with the exception of (a) the real property where the DBS business office is located and (b) assets used by Seller jointly to conduct its DBS business and other businesses that Seller is engaged in (e.g., vehicles use jointly for DBS and cable TV service calls). Title to the Assets shall be transferred free and clear of any and all mortgages, liens, encumbrances, security interests or defects in title.

               2. Excluded Assets. Seller will retain all right, title and interest in and to the following assets (the "Excluded Assets") associated with the Business: (a) all insurance policies and rights and claims thereunder; (b) all bonds, letters of credit, surety instruments and other similar items; (c) all cash and cash equivalents; (d) all of Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (e) all of Seller's rights under any contract, license, authorization, agreement or commitment other than those listed as Seller Contracts in Schedule III.P hereto or those creating or evidencing Assumed Liabilities; (f) qualified patronage capital certificates and any patronage dividends which may be due at Closing; (g) the trade names "Volcano Vision" and "Volcano Satellite"; (h) any assets used in the Business that are also used in common by other business enterprises of Seller; and (i) any fee interests in real property.

III.      Representations and Warranties of Seller.

          To induce Buyer to enter into this Agreement, Seller makes the following representations and warranties to Buyer, as of the date of this Agreement and as of the Closing:

          A. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is authorized to do business and is in good standing in the State of Nevada.

          B. Qualification. Seller has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted.

          C. Authority and Validity. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Seller's execution, delivery, performance and consummation of this Agreement have been duly authorized by all requisite corporate action of Seller. This Agreement is the valid and binding obligation of Seller, enforceable in accordance with its terms.

          D. No Breach or Violation. Subject to obtaining the Required Consents, all of which are listed on Schedule VC hereto, the execution, delivery and





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performance of this Agreement by Seller will not (1) violate any provision of its organization documents; (2) violate any requirement of law; (3) require any consent, approval or authorization of, or any filing with or notice to, any Person which has not been obtained; or (4) violate, conflict with or constitute a breach of or default under any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected.

          E. Assets. Seller has exclusive, good and marketable title to the Assets. The Assets are all of the assets of Seller used or held for use in the Business, other than the Excluded Assets, and are free and clear of all encumbrances of any kind or nature. The tangible assets are in good and operable condition and repair, ordinary wear and tear excepted, and are suitable and adequate for continued use in the manner they are presently used. The Assets are all the assets necessary to permit Buyer to conduct the Business substantially as it is currently being conducted on the date of this Agreement.

          F. Compliance with Laws. The ownership, leasing and use of the Assets as they currently owned, leased and used by Seller and the conduct of the Business as it is currently conducted do not violate any laws, the violation of which, individually or in the aggregate, would have a material adverse effect on the Business. Seller has not received any notice claiming a violation of law with respect to the Business.

          G. Patents, Trademarks and Copyrights. Other than the trade names "Volcano Vision" and "Volcano Satellite," Seller does not possess any patent, patent right, trademark or copyright relative to the Business, and there is no application pending with any governmental authority for any of the foregoing. Seller is not a party to any license or royalty agreement applicable to the Business with respect to any patent, trademark or copyright, except for licenses respecting general obligations of the Business under the Copyright Act of 1976. The operations of the Business as currently conducted do not violate or infringe upon any person's name, right of privacy, copyright, trademark, service mark, license, patent, trade secret, or the like, and there are no suits, claims or proceedings threatened or outstanding with respect to the same or any facts or circumstances which could substantiate any of the foregoing.

          H. Financial Data. Seller furnishes to Buyer the financial information attached hereto as Schedule III.H. The data set forth on such schedule includes the revenues of Seller's DBS Business for the year ended December 31, 1997, and partial year data for 1998. The financial information set forth on such schedule is true and correct and fairly presents those financial aspects of Seller's DBS Business which it portrays. Seller will cause to be prepared, at Buyers' expense, a statement of Seller's auditors verifying the accuracy of the financial data on such schedule.

          I. Legal Proceedings. There is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any court or legal authority or any arbitrator pending or threatened, involving or





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affecting  all or any part of Seller's Assets of Business.

          J. Tax Liens and Obligations. There are no outstanding tax liens, charges or obligations relative to Seller's Assets, other than those that will be prorated through the closing process as adjustments to the Base Purchase Price.

          K. Employment Matters. Schedule III.K hereto includes a complete and correct list of the names and positions of all employees engaged in the Business and their current hourly wages or monthly salaries. Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any person after the Closing Date or to retain any person as an independent contractor. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours. As soon as practicable as determined by both Buyer and Seller, Buyer agrees to discuss individually with Seller's employees the opportunities for employment with Buyer and the wages and benefits which would be offered to such employees. Seller agrees to make such employees reasonably available for discussions with Buyer about employment after Closing. It is Buyer's intent at the execution of this Agreement to maintain a local presence in the Service Area for such period of time as it is economically feasible as determined by Buyer. Buyer will consider Seller's current employees for such positions if such employees are individually willing to discuss the possibilities of employment with Buyer, it being understood that Buyer has no obligation to employ any employee of Seller after Closing. Buyer shall not assume or be responsible for any COBRA or ERISA obligations of Seller. All claims of any employee against Seller arising or incurred on or prior to the date of Closing will remain the responsibility of Seller, whether or not the respective employee is hired by Buyer on or after Closing.

          L. Subscribers. Seller has not less than 10,000 active and current subscribers (not more than 60 days past due) to "Programming Services," which is defined as one or more tiers of subscription satellite programming for which a subscriber pays a monthly fee.

          M. System Data. As of October, 1992, Seller has the right to provide Programming Services to approximately 129,820 homes, 21,936 of which do not have access to a cable television provider(s) and 107,884 of which have access to a cable television provider. Schedule III.M hereto sets forth rates charged by Seller for satellite services, breakdown of the channel packages sold, and general description of marketing promotions and discounts offered to subscribers since January 1, 1998.

          N. Finders and Brokers. Buyer will have no obligation for payment of any finder's commission or similar fee to any financial advisor, broker or finder retained by Seller in connection with the transactions contemplated by this Agreement.

          O. Disclosure. No representation or warranty made by Seller in this Agreement or in any schedule or exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by it pursuant to this





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Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

          P. Seller Contracts. Schedule III.P hereto contains a complete and accurate list of all "Seller Contracts." Except as set forth in such schedule:
(1) each Seller Contract is in full force and effect and is valid and enforceable in accordance with its terms; (2) Seller is, and at all times has been, in compliance with all material applicable terms and requirements of each Seller Contract under which Seller has or had any obligation or liability or by which Seller or any of the Assets is or was bound; (3) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Seller Contract; and (4) Seller has not given or received from any other person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Seller Contract. Seller currently holds the Member Agreement which gives Seller exclusive rights to provide Programming Services to homes in the Service Area, and such agreement is in full force and effect with no defaults thereunder.

IV.       Representations and Warranties of Buyer.

          To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing, as follows:

          A. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets.

          B. Authority and Validity. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Buyer's execution, delivery, performance and consummation of this Agreement have been duly authorized by all requisite corporate action of Buyer. This Agreement is the valid and binding obligation of Buyer, enforceable in accordance with its terms.


          C. No Breach or Violation. Subject to obtaining the Required Consents, all of which are listed on Schedule VC hereto, the execution, delivery and performance of this Agreement by Buyer will not: (1) violate any provision of the charter or bylaws of Buyer; (2) violate any legal requirement; (3) require any consent, approval or authorization of, or any filing with or notice to, any person, which has not been obtained or (4)(a) violate, conflict with or constitute a breach of or default under (without regard to requirements of





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notice, passage of time or elections of any person), (b) permit or result in the termination, suspension or modification of, (c) result in the acceleration of (or give any person the right to accelerate) the performance of Buyer under, or
(d) result in the creation or imposition of any encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (4) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

          D. Disclosure. No representation or warranty by Buyer in this Agreement or in any exhibit to this Agreement, or any statement or certificate furnished or to be furnished by Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

          E. Finders and Brokers. Seller will have no obligation for payment of any finder's commission or similar fee to any financial advisor, broker or finder retained by Buyer in connection with the transactions contemplated by this Agreement.

V.        Additional Covenants.

          A. Access to Premises and Records. Between the date of this Agreement and the Closing Date, and upon not less than 48 hours' notice, Seller will give Buyer and its representatives full access at reasonable times to the premises and books and records of the Business and to all the Assets which are under the control of Seller and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer may from time to time reasonably request. Seller, its officers and its employees will cooperate with and assist Buyer in its reasonable requests for information.

          B. Continuity and Maintenance of Operations: Current Financial Information. Except as Buyer may otherwise agree in writing, until the Closing:

               1. Seller will continue to operate its Business in the ordinary course consistent with past practices and will use its best efforts to keep available the services of its employees employed in connection with the Business and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with the Seller relating to the Business. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair, will maintain adequate inventories of equipment consistent with past practice, will maintain insurance as in effect on the date of this Agreement, and will keep all of its business books, records and files in the ordinary course of business all in accordance with past practices. Seller will not itself, and nor will it permit any of its officers, directors, shareholders, agents or employees to, pay any of the subscriber accounts receivable prior to the Closing Date. Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement.

               2. Seller agrees it will NOT: (a) make any material business decisions which could adversely affect the Business or the Assets; (b) change the rates charged for Programming Services from those listed on Schedule III.M hereto; (c) sell, transfer or assign any of the Assets (other than in the ordinary course of business) or permit the creation of any material encumbrance on any Asset; (d) permit the amendment or cancellation of any license or Seller Contract or any other material contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to the Business; (e) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the Business involving an expenditure which, in the aggregate, would exceed $50,000, if such contract, commitment, indebtedness, liability or obligation, by its terms, will survive the Closing; or (f) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement. Notwithstanding the foregoing, Seller may, at any time prior to or at the Closing, transfer, distribute, assign or sell to any person, or retain for Seller's own account, any or all of the Excluded Assets (none of which are to be transferred to Buyer at the Closing).

               3. Seller will deliver to Buyer copies of unaudited, monthly statements of operating revenues of the Business and any internal financial reports with respect to the operations of the Business between the date of this Agreement and the Closing.

               4. Following the Closing, Buyer may occupy the office premises currently used by Seller to conduct the Business, free of rent, for a period of 60 days. Seller will make such premises available to Buyer after such 60-day period pursuant to commercially reasonable lease terms to be negotiated by the parties. Seller will further provide for Buyer to maintain Seller's current arrangement with The Volcano Telephone Company for the provision of customer order processing for pay-per-view and similar services for a period of at least 60 days, with the charges for such services to be paid by Buyer.

          C. Required Consents. "Required Consents" are defined as all licenses, authorizations, approvals and consents required under Seller Contracts or otherwise for (1) Seller to transfer the Assets and the Business to Buyer, (2) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date, (3) Buyer to assume and perform the Seller Contracts, and (4) Buyer to collaterally assign the Assets to its lenders as security for Buyer's indebtedness.

               1. Within 10 business days after execution of this Agreement, Buyer and Seller shall submit to the NRTC, and thereafter, as required by the NRTC to DIRECTV, an application to transfer to Buyer the Member Agreement. Each of the parties will take all additional action that may be necessary, proper or advisable and will furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of filings or submissions required by either the NRTC or DIRECTV.

               2. Seller and Buyer agree to use their best efforts to obtain all Required Consents, but Buyer will not be required to agree to any material adverse changes in, or the imposition of any material adverse condition upon the transfer to Buyer of any Seller Contract as a condition to obtaining any Required Consent. Seller will use its best efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors and other persons who are parties to Seller Contracts as Buyer may reasonably request.

               3. Each party shall bear its own expenses in connection with obtaining the Required Consents, except that (a) filing fees for any governmental approval or review and (b) processing or transfer fees in connection with NRTC and/or DIRECTV approvals to transfer the Member Agreement shall be divided equally between the parties.

          D. No Shopping. Seller shall not, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (1) solicit or initiate the submission of proposals or offers from any person for, (2) participate in any discussions pertaining to, or (3) furnish any information to any person other than Buyer relating to any direct or indirect acquisitions or purchase of all or any portion of the Assets or the securities of Seller, whether by purchase, merger or otherwise, or any such business combination. The Seller shall cause its respective officers, employees, representatives, agents and affiliates to refrain from doing any of the foregoing.

          E. Notification of Certain Matters. Seller will promptly notify Buyer of any material fact, event, circumstance or action (1) which, if known to Seller on the date of this Agreement, would have been required to be disclosed by Seller to Buyer pursuant to this Agreement, or (2) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct; and Buyer will promptly notify Seller of any material fact, event, circumstance or action which, if known to Buyer on the date of this Agreement, would have been required to be disclosed by Buyer to Seller pursuant to this Agreement, or the existence or occurrence of which would cause any of Buyer's representations or warranties under this Agreement not to be correct.

          F. Risk of Loss. Seller will maintain up to and through the Closing Date policies of insurance in adequate amounts covering the Assets. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of the Business or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, Seller will promptly notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (1) to terminate this Agreement, in which case, Buyer and Seller will be discharged of any and all obligations hereunder and, in such case, Buyer shall be entitled to the Buyer Deposit, or (2) to proceed to consummate the transactions contemplated by this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage, but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such Proceeds will be assigned by Seller to Buyer if not yet paid over to Seller.

          G. Transfer Taxes. Seller will collect from Buyer all sales, use and vehicle transfer taxes and fees payable with respect to transfer of the Assets and will remit the same to the taxing authorities. In the event that any governmental authority shall at any time impose or otherwise require or demand payment by or from either Seller or Buyer of any other transfer, excise, documentary or license taxes or fees with respect to the sale or transfer of the Assets, Seller and Buyer shall equally divide such other taxes or fees.

          H. Non-Competition Agreement. At the Closing, Seller shall sign and deliver to Buyer a Non-Competition Agreement substantially in the form of Exhibit F attached hereto and incorporated herein by reference. The consideration for the Non-Competition Agreement executed by Seller shall be allocated as part of the purchase price paid to Seller in accordance with
Section II.B.5 above.

          I. Updated Schedules. Not less than five (5) business days prior to Closing, Seller will deliver to Buyer revised copies of Schedules which shall have been updated to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, or disclose previously undisclosed liabilities, Buyer, at or before Closing, will have the right (to be exercised by notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement. In the event any update to one or more Schedules constitutes a material, adverse impact on the Business or the Assets, Buyer may, at its option (1) proceed to consummate the transaction hereunder with a corresponding reduction in the Purchase Price agreed to by the parties or (2) refuse to consummate the transaction hereunder.

          J. Use of Seller's Name. Buyer may continue to operate the Business using Seller's trade names and all derivations and abbreviations of such name and related marks for a period not to exceed 120 days after the Closing Date; provided, however, that Buyer shall use its best efforts during such period to communicate to customers and members of the public that Buyer is the new owner of the Business, and Buyer shall not conduct any advertising utilizing Seller's trade names.

          K. Satisfaction of Conditions. Each party will use its reasonable best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect any of the Assets or Assumed Liabilities.

          L. Confidentiality. No party, nor its respective officers, employees, trustees, agents, representatives or affiliates, will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any legal requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

          M. Transition. Seller shall cooperate in good faith with Buyer to assure a smooth transition and operation of the Business after Closing. In connection with the foregoing, Seller agrees to continue to accept payment of accounts receivable for the benefit of Buyer for a period of 90 days after Closing.

VI.       Conditions to Closing.

          A. Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver of each of the following conditions:

               1. No action, suit or proceeding is pending or threatened and no legal requirement has been enacted or deemed to be applicable to any of the transactions contemplated by this Agreement by a governmental authority, which would (a) prohibit Buyer's ownership of the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of the Business or the Assets, or (c) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

               2. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, with respect to the transaction contemplated by this Agreement shall have expired without the receipt of any objection or threat of any litigation by a governmental authority to restrain the consummation of the transaction contemplated by this Agreement and all approvals of governmental authorities required to consummate the transaction contemplated by this Agreement shall have been obtained.

          B. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Buyer of each of the following conditions:

               1. All representations and warranties of Seller contained in this Agreement are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes specifically permitted or contemplated by this Agreement.

               2. Seller has performed and complied in all material respects with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

               3. Seller has executed (or caused to be executed) and delivered to Buyer each of the following items: (a) an opinion letter from Seller's legal counsel dated the Closing Date substantially in the form attached hereto as Exhibit G (the final opinion letter must be approved by Buyer at least two (2) days prior to Closing); (b) certificates of status for Seller from the California and Nevada Secretaries of State; and (c) motor vehicle title certificates and such other transfer instruments as Buyer may reasonably deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets.

               4. Seller has delivered to Buyer: (a) evidence, in form and substance satisfactory to Buyer, that all of the Required Consents have been obtained or given on terms and conditions reasonably acceptable to Buyer and are in full force and effect, including, without limitation, approval of the transfer to Buyer of the Member Agreement on terms and conditions acceptable to Buyer in its sole discretion; (b) to the extent obtained by Seller, the estoppel certificates or similar documents described in Section V.C.2; and (c) evidence, in form and substance satisfactory to Buyer, from the NRTC that all invoices due have been paid and that Seller is not in default with the NRTC.

               5. No action, proceeding or investigation has been instituted or threatened prior to Closing by or before any court or administrative agency which would, if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement. Nothing in this Section shall be construed so as to give Buyer any unfair option to delay or avoid closing on this transaction. There must be a reasonable basis supported by fact to invoke the protection of this provision.

               6. Seller has delivered to Buyer: (a) a certificate, dated the Closing Date, signed by Seller's chief executive officer, stating that to the best of her knowledge in her corporate capacity the conditions set forth in Sections VI.B.1 and VI.B.2 are satisfied;
               (b) a copy of the resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of Seller, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

               7. Seller has not less than 10,000 active and current subscribers (not more than 60 days past due) to Programming Services pursuant to the NRTC Performance Indicator Report from the last complete NRTC billing cycle preceding the Closing Date, and Seller has delivered to Buyer a certificate in confirmation thereof, signed for Seller by the president or the chief financial officer of Seller.

          C. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller of each of the following conditions:

               1. Buyer has paid the Base Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement.

               2. All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects, in each case on and as of the Closing Date with to the same effect as if made on and as of the Closing Date, except for changes specifically permitted or contemplated by this Agreement.

               3. Buyer in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

               4. Buyer has executed and delivered to Seller each of the following items: (a) the Earnest Money Escrow Agreement; (b) the Indemnity Escrow Agreement substantially in the form attached hereto as Exhibit B; (c) the Assignment and Assumption of Contracts Agreement substantially in the form attached hereto as Exhibit D; (d) the Assignment and Assumption of Equipment Financing Agreements and Customer Equipment Lease Agreements substantially in the form attached hereto as Exhibit E; and (e) a Non-Competition Agreement substantially in the form attached hereto as Exhibit F.

               5. Buyer has delivered to Seller the following: (a) a certificate, dated the Closing Date, signed by the chief executive officer of Buyer, stating that to the best of his knowledge in his corporate capacity, the conditions set forth in Sections VI.C.2 and VI.C.3 are satisfied; (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of Buyer, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

          D. Waiver of Conditions. Either party may waive in writing any or all of the conditions to its obligations under this Agreement.

VII.      Termination.

          A. Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

               1. by the mutual written consent of Buyer and Seller; or

               2. Buyer or Seller, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated on or before February 27, 1999, other than as extended by mutual agreement of the parties, provided, however, that if the failure to consummate the transactions is the result of (a) a breach or default by such party in the performance of any of its obligations under this Agreement or (b) the failure of any representation or warranty of such party to be accurate, then the termination of the Agreement shall not limit the right of the other party to pursue its legal remedies resulting from such breach or failure, except that Buyer and Seller will have no liability in any event if, for any reason whatsoever, the NRTC or DIRECTV do not approve transfer to Buyer of Seller's Member Agreement.

          B. Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

          C. Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section VII, notice of such termination will promptly be given by the terminating party to the other.

VIII.     Survival of Representations and Warranties; Indemnification.

          A. Survival of Representations and Warranties. The representations, warranties, and covenants of Buyer and Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive the Closing without limitation until the first anniversary of the Closing Date.

          B. Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such persons, from and against:

               1. all losses, damages, liabilities, deficiencies or obligations of or to Buyer resulting from or arising out of (a) any breach of any then surviving representation or warranty made by Seller in this Agreement, (b) any breach o any covenant, agreement or obligation of Seller contained in this Agreement, (c) any third party claim with respect to any act or omission of Seller with respect to Seller's operation of the Assets or Seller's conduct of the Business, which act or omission occurred prior to or on the Closing Date without regard to whether such third party claim with respect to such act or omission is asserted before or after the Closing Date, (d) any liability or obligation of Seller not included in the Assumed Liabilities, (e) any claim that the transactions contemplated by this Agreement violate any fraudulent conveyance laws of any jurisdiction, (f) any liability or obligation of Buyer relating to the parties non-compliance with any applicable bulk sales laws, including, without limitation, bulk sales laws under the Uniform Commercial Code.

               2. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         C. Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and its shareholders and its and their respective affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such persons, from and against:

               1. all losses, damages, liabilities, deficiencies or obligations of or to Seller or any such other indemnified person resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement, (c) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities and (d) any third party claim with respect to any act or omission of Buyer with respect to Buyer's operation of the Assets or Buyer's conduct of the Business, which act or omission occurred after the Closing Date; and

               2. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

          D. Third Party Claims. Promptly (and in any event within 30 days) after the receipt by any party of notice if any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such patty (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time (and in any event within 30 days) after the giving of such notice by the Indemnified Party,
(1) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this
Section VIII, (2) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (3) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action, and (4) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any reasonable manner. The Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (1) the Indemnifying Party has agreed to pay such fees and expenses, (2) any relief other than the payment of money damages is sought against the Indemnified Party or (3) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Agreement. No Indemnifying Party will settle or compromise any such Action (1) in which any relief other than the payment of money damages is sought against any Indemnified Party or (2) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

IX.       Miscellaneous.

          A. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the Buyer, Seller will not assign any of its rights under this Agreement or delegate any of its duties under this Agreement.

          B. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or sent by prepaid first class, or certified mail (return receipt requested), or delivered by commercial courier (e.g., United Parcel Service or Federal Express) or, if receipt is confirmed, by telecopier:

Escrow Agent:  By Mail:                          By Courier or Express Delivery:
               Commerce Bank, N.A.               Commerce Bank, N.A.
               Corporate Debt Dept., TBMZ-6      Corporate Debt Dept.
               P.O. Box 419248                   922 Walnut Street, 6th Floor
               Kansas City, MO  64141-6248       Kansas City, MO  64106
               Attention:  Dane A. Lee           Attention: Dane A. Lee
               Telephone:  (816) 234-2096
               Facsimile:    (816) 234-2562

Buyer:         Golden Sky Systems, Inc.
               605 West 47th Street, Suite 300
               Kansas City, MO  64112
               Attention:  Rodney A. Weary, President and
               Jo Ellen Linn, Corporate Counsel
               Telephone:  (816) 753-5544
               Facsimile:    (816) 753-5595

               With a copy (which will not constitute notice) to:

               Polsinelli, White, Vardeman & Shalton, P.C.
               700 W. 47th Street, Suite 1000
               Kansas City, MO  64112
               Attention:  Gerald W. Brenneman, Esq. and
               Edward N. Foster, Esq.
               Telephone:    (816) 753-1000
               Facsimile:      (816) 753-1536

Seller:        Volcano Vision, Inc.  P.O. Box 890
               Pine Grove, CA  95665
               Attention:  Sharon J. Lundgren
               Telephone:  (209) 296-7502
               Facsimile:    (209) 296-1471

With a copy (which will not constitute notice) to:

               Beck & Ackerman
               Four Embarcadero Center, Suite 760
               San Francisco, CA  94111
               Attention:  Karen Ackerman
               Telephone:  (415) 263-7310
               Facsimile:    (415) 263-7301

          Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been received on the date of delivery or on the third business day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

          C. Legal Remedies and Attorneys' Fees. Any dispute or claim between the parties to this Agreement that arises out of this Agreement or that in any manner relates to the transactions under this Agreement shall be resolved exclusively by binding arbitration before a single arbitrator, pursuant to the rules and procedures of the American Arbitration Association pertaining to commercial arbitrations. Judgment upon the award may be entered by any court having jurisdiction thereof. The location of such arbitration proceedings shall be (1) Kansas City, Missouri, in the event of an arbitration claim initiated by Seller or (2) San Francisco, California, in the event of an arbitration claim initiated by Buyer. The filing of a cross-claim shall not change the location of the arbitration proceedings. The prevailing party in any such arbitration shall be entitled to recover reasonable attorneys' fees and other costs from the other party. In the event of litigation to enforce any arbitration award or any other litigation related to this Agreement or the transactions, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs from the other party.

          D. Right to Specific Performance. The parties acknowledge that the unique nature of the assets to be purchased and sold pursuant to this Agreement and the limited number of parties interested in purchasing such assets render money damages an inadequate remedy for the breach by either party of its obligations under this Agreement. The parties agree that in the event of breach and non-performance by one party of its obligations under this Agreement, the other party will be entitled to a decree of specific performance of the Agreement, to be issued in the arbitration proceeding specified in the preceding section.

          E. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

          F. Captions. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

          G. Choice of Law. This Agreement and the rights of the parties under it will be governed and construed in all respects in accordance with the laws of the State of Missouri.

          H. Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

          I. Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

          J. Time. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

          K. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

          L. Entire Agreement. This Agreement (including the provisions and contents of the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter herein. In that regard, this Agreement is intended to and does supersede and replace entirely that certain Acquisition Proposal and Negotiation Protocol Agreement between the Buyer and Seller dated as of June 8, 1998. This Agreement may not be amended or modified except by a writing signed by the parties.

          M. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or enforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

          N. Construction. This Agreement has been negotiated by Buyer and Seller and its respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

          O. Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by Citibank, N.A. as its prime rate plus 3%, adjusted as and when changes in such prime rate are made, provided, however, that such interest rate shall in no event exceed any applicable legal restriction of usury or similar laws.

          P. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

          The parties have executed this Agreement as of the day and year first above written.


                                          SELLER:

                                          Volcano Vision, Inc.



                                          By /s/ Sharon J.Lundgren
                                             ------------------------
                                             Sharon J. Lundgren, President

                                          BUYER:

                                          Golden Sky Systems, Inc.



                                          By /s/ Rodney A. Weary
                                            -------------------------
                                            Rodney A. Weary, President